Exhibit 99.1

Business Development Corporation of America Enters into Joint Venture with Cliffwater

Business Development Corporation of America Increases Borrowing Capacity

NEW YORK – January 20, 2021 – Business Development Corporation of America (“BDCA”) entered into a joint venture with an investment vehicle managed by Cliffwater LLC (“Cliffwater”) to create the BDCA Senior Loan Fund LLC (“SLF”).

SLF initially consists of a $684 million portfolio in investment principal, approximately 90% of which is comprised of senior secured loans contributed from BDCA. SLF’s equity ownership is 87.5% for BDCA and 12.5% for Cliffwater. BDCA and Cliffwater have equal voting rights on the Board of Managers. Benefit Street Partners LLC (“BSP”) will provide the day-to-day administrative oversight of SLF.

“We are thrilled to be partnering with Cliffwater on the BDCA Senior Loan Fund joint venture,” said BDCA Chief Executive Officer Richard Byrne. “Combined with the additional investment capacity created by the transaction, we expect this will be accretive to our Net Investment Income and will help support and grow the dividend yield for our investors.”

In addition to the joint venture, on January 21, 2021, BDCA amended its credit facility with JP Morgan. The amendment increases the amount that BDCA is permitted to borrow under the credit facility from $300 million to $400 million.

Dechert LLP served as legal counsel to BDCA and BSP with respect to the joint venture.

Ropes & Gray served as legal counsel to BDCA with respect to the credit facility amendment.

About BDCA

BDCA is a non-traded business development company with a $2.2 billion investment portfolio, which primarily consists of senior loans to middle market companies, as of September 30, 2020. BDCA operates under the Investment Company Act of 1940. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C. For further information, please visit www.bdcofamerica.com.

About Benefit Street Partners L.L.C.

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with over $29 billion in assets under management as of November 30, 2020. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, and commercial real estate. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. that, together with its various subsidiaries, operates as Franklin Templeton. For further information, please visit www.benefitstreetpartners.com.

About Cliffwater LLC

Founded in 2004 with offices in Los Angeles and New York, Cliffwater LLC is an alternatives investment advisory and management firm with approximately $77 billion in assets under advisement1 serving primarily institutional investors, including retirement systems, endowments, foundations and financial institutions. Its global platform provides asset class and manager research across private equity, private debt, real estate, real assets, and hedge funds, with clients allocating capital to commingled funds, co-investments, and direct investments. Cliffwater’s pioneering research into private debt, particularly private direct lending, led to the development of the Cliffwater Direct Lending Index (CDLI), which is used to capture the investment characteristics and performance of private debt and serves as a benchmark for institutional allocations.

1.	Private assets as of June 30, 2020; all other assets as of September 30, 2020. Includes discretionary and non-discretionary assets under advisement. Data is unaudited.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including the statements about BDCA’s expectations regarding the joint venture and its anticipated impact on BDCA’s net investment income and dividend yield. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. All such forward looking statements speak only as of the date they are made, and BDCA undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

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